Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Savers Value Village, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(o)	$100,000,000	0.00011020	$11,020

Fees Previously Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(o)	$100,000,000	0.00011020	$11,020

	Total Offering Amounts			$100,000,000		$11,020

	Total Fees Previously Paid					$11,020

	Net Fee Due					$0.00

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes the aggregate offering price of additional shares that the underwriters have the option to purchase. See “Underwriting.”

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